Exhibit 10.05

THE HARTFORD
FORM OF NON-QUALIFIED STOCK OPTION, PERFORMANCE SHARE, RESTRICTED STOCK UNIT AND RESTRICTED STOCK AWARD AGREEMENT
[DATE]
[Key Employee]
[Address]
[City, State, Zip]

Effective [DATE] (the “Grant Date”), you have been granted an award under The Hartford 2014 Incentive Stock Plan (the “Plan”). Your award is comprised of [four] parts: [a stock option, performance shares, restricted stock units and restricted stock].

[Option Award

You have been granted a non-qualified option to purchase all or any portion of x,xxx shares of common stock of The Hartford Financial Services Group, Inc. (“The Hartford”) under the terms of the Plan at an exercise price of $[XXX] per share, the New York Stock Exchange closing price of The Hartford’s common stock on the Grant Date. This option will vest and become exercisable, assuming continued employment, at the [third] anniversary of the date of the grant. [Alternatively: This option will vest and become exercisable, assuming continued employment, [in three consecutive annual installments, each equal to one-third of the shares subject to the option, as follows: one-third will vest and become exercisable one year after the Grant Date, an additional one-third will vest and become exercisable two years after the Grant Date, and the remaining one-third of the option will vest and become exercisable three years] after the Grant Date.] However, any unexercised portion of your option expires in full [ten years following the Grant Date] (the “Expiration Date”) and, in the event of your earlier termination of employment, will likely expire at an earlier date in accordance with the applicable terms and conditions of the Plan, as described in the Appendix hereto.]

[Performance Share Award

You have [also] been granted x,xxx performance shares of The Hartford’s common stock under the terms of the Plan. This is a contingent award, and the extent to which you may ultimately receive all or any of these performance shares depends upon continued employment (except as otherwise provided in the Appendix hereto) and whether and to what extent, as determined by the Compensation and Management Development Committee (the “Committee”) of the Board of Directors or its delegate, the following performance objectives are achieved [over][as of the end of] the [three-year] performance period [DATE — DATE]: [performance objectives] relative to targets established by the Committee or its delegate. [A [five-year] vesting period [after the end of the performance period][with 100% of your award vesting on the [fifth] anniversary of the Grant Date] applies; payment will be made following the vesting period.] Payment of the vested portion of the award will be made in [shares][cash], net of taxes, following satisfaction of the applicable [vesting][performance] period and certification of the payout factor. Your performance shares will not be credited with dividend equivalents.]

[Restricted Stock Unit Award

You have [also] been granted x,xxx restricted stock units of The Hartford. Each restricted stock unit award represents a right to receive, pursuant to the terms of the Plan,[a cash payment equal to] one share of common stock of The Hartford per restricted stock unit [at the end of the [three-year] period from [DATE — DATE] (the “vesting period”). This is a contingent award, and remains subject to forfeiture pending completion of the vesting period.] [Alternatively: Your award is subject to a [three-year] graded vesting schedule with [one-third] of the award vesting on [the third][each] anniversary of the Grant Date[ and [two-thirds] of the award vesting on the [fifth] anniversary of the Grant Date]. [Alternatively: A [five-year] vesting period [after the end of the performance period][with 100% of your award vesting on the [fifth] anniversary of the Grant Date] applies; payment will be made following the vesting period.] This is a contingent award and remains subject to forfeiture pending continued employment through each vesting date.] Your restricted stock unit account will be credited with dividend equivalents, which are subject to the same terms and conditions as the restricted stock units to which they relate. These dividend equivalents will be deemed reinvested in a number of restricted stock units determined based on the fair market value of The Hartford common stock on the date the corresponding common stock dividend is payable to stockholders.]

[Restricted Stock

You have been granted x,xxx shares of restricted stock of The Hartford. [This award of restricted stock is subject to a period of restriction of [three years] during which you may not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of the shares awarded.] [Alternatively: This award of restricted stock is subject to a [three year] graded vesting period with [one-third of the award vesting on [each][the third] anniversary of the Grant Date] [and [two-thirds] of the award vesting on the [fifth] anniversary of the Grant Date]]. [Alternatively: A [five-year] vesting period [after the end of the performance period][with 100% of your award vesting on the [fifth] anniversary of the Grant Date] applies; payment will be made following the vesting period.] You may not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of shares subject to the restriction.] While your shares are so restricted, you will enjoy the benefits of share ownership including dividend payments and voting rights. Unless otherwise provided by the Plan, your shares will vest provided that you are continuously and actively employed by The Hartford or its subsidiaries until the end of the restriction period, at which time you will be issued one or more unrestricted stock certificates after satisfactory payment of applicable taxes.]

Termination Rules

The impact on your award of your termination of employment is described in the Appendix hereto. Except as described in the Appendix hereto, if your employment ends prior to the latest vesting date specified for the applicable portion of your award, the unvested portion of the corresponding award will be forfeited upon your termination of employment.

Award Value

[The estimated value of your long-term award ([options, performance shares, restricted stock units and restricted stock]) as of the date of grant was $[XXX], based on the closing price of The Hartford common stock on the Grant Date.] Ultimately, the value of the award will depend on the stock price at the time of option exercise (or at the end of the applicable period in the case of performance shares, restricted stock and restricted stock units), whether and to what extent the performance share objectives are achieved, and other factors.

This award is conditioned on your acceptance of the award [and on your agreement to the Restriction on Solicitation of Employees set forth below,] on or before [DATE]. [If not accepted and agreed to by that date, the award will be cancelled.]

Acceptance/Acknowledgements:

By accepting this award, you acknowledge:

•    that you have access to the Plan prospectus and the opportunity to read the terms of the Plan prior to your acceptance of this award, and you represent that you understand the terms of this award and accept this award subject to all the terms and conditions of the Plan, of the rules, procedures and interpretations thereunder, and of this award.

•    that you may consult a tax advisor regarding the tax aspects of this award and that you are not relying on The Hartford for any opinion or advice as to personal tax implications of this award.

•    that the award is subject to tax and that shares you actually receive will be net of shares withheld for taxes.

•    that this award does not constitute a contract of employment, nor is it a guarantee or promise of employment for any specific period of time. Employment at The Hartford is terminable at will, which means that both you and The Hartford are free to terminate the employment relationship at any time for any lawful reason.

[Agreement to Restriction on Solicitation of Employees

By accepting this award, you agree:

•    that while employed by The Hartford and its subsidiaries (the “Company”) and for a [one-year] period following termination of your employment with the Company for any reason, (1) you will not directly or indirectly solicit, encourage or induce any employee of the Company (a “Hartford Employee”) to terminate his or her employment with the Company, and (2) you will not, directly or indirectly, as an individual, as an owner or employee of a business or in any other capacity, solicit for employment, offer employment to, or employ any Hartford Employee.

•    that during the term of this restriction, any subsequent employer’s hiring of a Hartford Employee into a position that reports directly or indirectly to you, or to any of your direct or indirect reports, will create a “rebuttable presumption” that you have violated this restriction. That means that if a Hartford Employee is hired by your new employer and reports directly or indirectly to you or anyone who reports to you, it will be assumed that you were involved in that hiring unless you can prove otherwise.

This restriction includes but is not limited to: (i) interviewing a Hartford Employee, (ii) communicating in any fashion with a Hartford Employee in connection with an employment opportunity at another employer, or (iii) otherwise assisting or participating in the soliciting of a Hartford Employee in connection with an employment opportunity at another employer. This restriction applies for the duration of your employment and for the [one-year] period following your termination of employment, regardless of whether you become vested in, and receive the benefits made available under, the award, including if you terminate employment before the award vests.

This restriction does not affect, alter or supersede any other non-solicitation or non-competition restrictions that you might have with the Company. This restriction may only be waived or altered by The Hartford’s Executive Vice President, Human Resources. Any such waiver or alteration must be in writing.]
Termination of Award

The Committee may in its sole discretion terminate in whole or in part such portion of your award as has not, at the time of such termination, become vested or with respect to which any applicable Performance Period or Restriction Period has not lapsed, if the Committee determines that you are not performing satisfactorily the duties assigned to you as of the date on which the award was made.

Tax Withholding

Federal, state and local income or other taxes to be withheld with respect to your award will be satisfied by retaining stock you would otherwise receive under this award in an amount sufficient to satisfy the withholding obligations applicable to this award, unless other arrangements satisfactory to the Executive Vice President, Human Resources are made for withholding. [You agree to pay the Company an amount sufficient to satisfy the tax withholding obligations applicable to the exercise of your options.]

[Beneficiary Designation

One or more beneficiaries may be designated on the Beneficiary Designation Form, [available at www.xxx.com]. Unless revoked, your Beneficiary Designation will apply to outstanding and future awards to you under the Plan, The Hartford 2010 Incentive Stock Plan and similar plans. Should you wish to make a beneficiary designation, the Beneficiary Designation Form must be returned to Executive Compensation. If the form is not returned to Executive Compensation, your shares transferable to a designated beneficiary will, in accordance with the Plan, be transferred to your spouse in the event of your death (or, if no spouse, to your estate), except to the extent you previously filed a

Beneficiary Designation Form applicable to awards under the Plan. Please note that once shares are transferred to your individual brokerage account, the beneficiary designation for your individual brokerage account, and not the Beneficiary Designation Form, applies.]

Additional Documents
Your long-term incentive award, along with additional information regarding your award, is available at [www.xxx.com]. The information and documents available include the following: The Hartford 2014 Incentive Stock Plan Prospectus (which includes a brief summary of the Federal tax consequences of your award), Beneficiary Designation Forms, and award treatment upon termination of employment. You are strongly urged to review all of the above documents, as well as the other information provided, at your earliest convenience.

If you cannot access the information, please contact [Executive Compensation, The Hartford, HO-1-141, One Hartford Plaza, Hartford, CT 06155, (860) 547-5000], for paper copies.

Award Agreement; Plan Terms and Conditions

Please note that this letter, along with the Plan, constitutes your [option, performance share, restricted stock unit and restricted stock] agreement with The Hartford. Your [option, performance share, restricted stock unit, and restricted stock] grant[s] [is][are] subject to all of the terms and conditions of the Plan, as it may be amended from time to time, including, but not limited to, the recoupment provisions thereof, and all of the rules, procedures and interpretations of the Plan that the Committee may adopt from time to time. Pursuant to the Plan, the Committee has full discretion and authority to interpret, construe and administer the Plan and any part thereof. In the event of any conflict between this document and the provisions of the Plan, the Plan shall prevail. Capitalized terms used herein shall have the meanings specified herein or assigned by the Plan.

Committee Authority to Amend Agreement

To the extent not prohibited by applicable law, any or all terms and conditions outlined in this document may be amended, changed, or suspended by the Committee at any time without prior notice to you.

Sincerely,
[insert name]

APPENDIX

TERMINATION RULES

[STOCK OPTIONS

[Death and Total Disability. If your active employment ceases during the vesting period as a result of your death or Total Disability, your stock option will become fully exercisable. You (or your beneficiary) will have [five years] after the date of your death or termination due to Total Disability to exercise your vested stock options (or, if earlier, until the Expiration Date).]

[Retirement. If your active employment terminates due to Retirement during the vesting period and, at least [one year] after the Grant Date, your stock option will become fully exercisable. You will have [five years] after the date of your Retirement to exercise your vested stock options (or, if earlier, until the Expiration Date).]

[Involuntary Termination and Receiving Severance. If you terminate employment and receive severance pay [as a result of the elimination of your position] pursuant to the severance pay plan applicable to you and you have been employed for at least [one year] from the Grant Date, a prorated portion of your option award will become exercisable, based on the portion of the vesting period that you were actively employed. The portion of the stock options that will be become exercisable at your termination will be determined taking into account any options that have previously become exercisable. You will have [four months] after the date of your termination to exercise your vested stock options (or, if earlier, until the Expiration Date).]
[Involuntary Termination for Cause. If your active employment ceases as a result of your involuntary termination for Cause (as defined in the Plan), all of your stock options (including any portion that had previously become vested) shall be forfeited.]

[All Other Cases (Including Voluntary Termination).] If your active employment ceases for any other reason (including as a result of your voluntary resignation), during the vesting period, any unvested portion of your stock options shall be forfeited. You will have [four months] after the date of your termination to exercise any otherwise vested stock options (or, if earlier, until the Expiration Date).]

[PERFORMANCE SHARES

[Death, Total Disability and Retirement. If your active employment ceases during the applicable performance period [or vesting period, if later] as a result of your death, Total Disability or Retirement you will be eligible to receive, as soon as practicable following the end of the applicable performance period [or vesting period, if later], a prorated award for the portion of the applicable period you were actively employed.] However, receipt of this award will remain subject to the achievement of the applicable performance criteria.]

[Involuntary Termination and Receiving Severance. If you terminate employment [at least one year] after the start of the applicable performance period, and you receive severance pay [as a result of the elimination of your position] pursuant to the severance pay plan applicable to you, you will be eligible to receive, as soon as practicable following the end of the applicable performance period [or vesting period, if later], a prorated award for the portion of the applicable period you were actively employed.] However, receipt of this award will remain subject to the achievement of the applicable performance criteria.]

[Involuntary Termination for Cause. If your active employment ceases as a result of your involuntary termination for Cause (as defined in the Plan), all of your performance shares shall be forfeited.]

[All Other Cases (Including Voluntary Termination). If your active employment ceases for any other reason (including as a result of your voluntary resignation), during the [performance period] [vesting period], all of your performance shares shall be forfeited.]]

[RESTRICTED STOCK UNITS

[Death, Total Disability and Retirement. If your active employment ceases during the applicable vesting period as a result of your death, Total Disability, or Retirement, you will receive, within 90 days following your termination of employment (or, in the case of death or Total Disability, by March 15 of the year following your termination, if earlier), a prorated award for the portion of the applicable period you were actively employed, provided, however, if you are a “specified employee”, in the event of payment as a result of Retirement (or in the event of payment as a result of Total Disability if you would have otherwise been Retirement eligible at any time during the vesting period), payment will be made six months after you separate from service. [The portion of the restricted stock units that will become vested at your termination will be determined taking into account any restricted stock units that have previously vested.]]

[Involuntary Termination and Receiving Severance. If you terminate employment [at least [one year] after the Grant Date] and you receive severance pay [as a result of the elimination of your position] pursuant to the severance pay plan applicable to you, you will receive, within 90 days following your termination of employment (or, if earlier, by March 15 of the year following your termination), a prorated award for the portion of the vesting period you were actively employed, provided, however, that if such 90-day period spans two calendar years, payment will be made in the second calendar year. If, however, you are a “specified employee” who would be Retirement eligible at any time during the vesting period, payment will be made six months after you separate from service. [The portion of the restricted stock units that will become vested at your termination will be determined taking into account any restricted stock units that have previously vested.]]

[Involuntary Termination for Cause. If your active employment ceases as a result of your involuntary termination for Cause (as defined in the Plan), all of your restricted stock units shall be forfeited.]

[All Other Cases (Including Voluntary Termination). If your active employment ceases for any other reason (including as a result of your voluntary resignation), during the vesting period, all of your restricted stock units shall be forfeited.]]

[RESTRICTED STOCK

[Involuntary Termination and Receiving Severance. If you terminate employment [at least [one year] after the Grant Date] and you receive severance pay [as a result of the elimination of your position] pursuant to the severance pay plan applicable to you, you will vest pro rata in your restricted shares for the portion of the restriction period you were actively employed. The portion of the restricted shares that will become vested at your termination will be determined taking into account any restricted shares that have previously vested and been distributed.]

[All Other Cases (Including Voluntary Termination). If your active employment ceases for any other reason (including as a result of your voluntary resignation), during the restricted period, all of your restricted shares shall be forfeited.]]

TOTAL DISABILITY

You will be deemed to have terminated employment by reason of “Total Disability” for purposes of the Plan if [you become entitled to receive long term disability benefits under the Company’s Long-Term Disability Benefits Plan for Salaried Employees].

RETIREMENT

You will be deemed to have terminated by reason of Retirement if you terminate your employment after [(i)

satisfaction of the requirements for early or normal retirement under the final average pay formula of the Retirement Plan, (ii) attaining at least age 65 with at least five years of service, or (iii) attaining at least age 50 with at least 10 years of service, where age plus service equals or exceeds 70].